TRANSPORT CORPORATION OF AMERICA, INC. Exhibit 11.1 Computation of Earnings (Loss) per Common Share (In thousands, except share and per share amounts)

	Three months ended December 31,
	2002	2001	2000

Net earnings (loss)	$(1,295)	$(454)	$849

Average number of common
shares outstanding	7,236,835	7,203,815	7,177,955
Average number of common shares outstanding,
non-detachable put	0	0	1,117,337

Average number of common shares outstanding,
including non-detachable put	7,236,835	7,203,815	8,295,292
Dilutive effect of outstanding stock
options and warrants	0	0	292
Dilutive effect of non-detachable put option	0	0	2,640,493

Average number of common and common
equivalent shares outstanding	7,236,835	7,203,815	10,936,077

Basic earnings (loss) per share	$(0.18)	$(0.06)	$0.10
Diluted earnings (loss) per share	$(0.18)	$(0.06)	$0.08

	Years ended December 31,
	2002	2001	2000

Net earnings (loss)	$(20,350)	$(352)	$4,673

Average number of common
shares outstanding	7,242,893	7,196,899	7,171,589
Average number of common shares outstanding,
attributable to non-detachable put	0	0	1,145,533

Average number of common shares outstanding,
including non-detachable put	7,242,893	7,196,899	8,317,122
Dilutive effect of outstanding stock
options and warrants	0	0	12,139
Dilutive effect of non-detachable put option	0	0	1,739,746

Average number of common and common
equivalent shares outstanding	7,242,893	7,196,899	10,069,007

Basic earnings (loss) per share	$(2.81)	$(0.05)	$0.56
Diluted earnings (loss) per share	$(2.81)	$(0.05)	$0.46